UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 2, 2015

(Exact name of registrant as specified in its charter)

New Jersey	I-3215	22-1024240
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Johnson & Johnson Plaza, New Brunswick, New Jersey  08933
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  732-524-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On March 2, 2015, the Registrant announced a binding offer from Cardinal Health to acquire its Cordis business for an aggregate value of $1.99 billion, consisting of $1.944 billion of cash proceeds from Cardinal Health plus approximately $46 million of retained net receivables. Cordis is a leader in the development and manufacture of interventional vascular technology with 2014 net revenues of approximately $780 million. The acceptance period for the offer will end on May 30, 2015, unless extended, and during that time consultations with relevant works councils and trade unions are planned. If the offer is accepted, the proposed transaction would be expected to close towards the end of 2015, subject to customary closing conditions and regulatory approvals. The company will further discuss the transaction during its next quarterly earnings call on April 14, 2015.

The related press release dated March 2, 2015 is attached as Exhibit 99.1 to this Report.

Note on Forward-Looking Statements
This report contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 related to the divestiture of the Cordis business. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson. Risks and uncertainties include, but are not limited to: the possibility that the transaction will not be completed, or if completed, not completed in the expected timeframe, and the potential that the expected strategic benefits or opportunities from any divestiture may not be realized, or may take longer to realize than expected. A further list and description of these risks, uncertainties and other factors can be found in Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended December 28, 2014, including in Exhibit 99 thereto, and the company's subsequent filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson. Johnson & Johnson does not undertake to update any forward-looking statement as a result of new information or future events or developments.
Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.    Description

99.1        Johnson & Johnson press release dated March 2, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Johnson & Johnson
(Registrant)
Date: March 2, 2015	By:	/s/ LACEY P. ELBERG
Lacey P. Elberg
Secretary